Exhibit 23.1

PKF Hill LLP 41 Valleybrook Drive, Suite 200 Toronto, Ontario, Canada M3B 2S6	Phone: 416-449-9171 Fax: 416-449-7401 www.pkfhill.com

March 28, 2005

The Board of Directors

Proginet Corporation

200 Garden City Plaza

Garden City, NY 11530

Dear Sirs/Mesdames:

Blockade Systems Corporation. (“Blockade”)

We consent to the use of our Auditors’ Report dated January 11, 2005 on the consolidated balance sheet of Blockade as at September 30, 2004, and the consolidated statements of operations and deficit and cash flows of Blockade for the year ended September 30, 2004, which is included on Form 8-K/A of the Registrant dated March 30, 2005.

Yours very truly,

/s/ PKF Hill LLP

PKF Hill LLP

Chartered Accountants